Exhibit 99.1

iParty Corp. Reports Q3 2006 Financial Results and Announces Conversion
of $1.8 Million of Payables into Three-Year Note

DEDHAM, Mass.—(BUSINESS WIRE)—October 25, 2006—iParty Corp. (AMEX: IPT - news), a party goods retailer that operates 51 iParty retail stores, today reported financial results for its third quarter of fiscal year 2006, which ended on September 30, 2006.

For the quarter, consolidated revenues were $17.2 million, a 16.2% increase compared to $14.8 million for the third quarter of 2005. The increase in third quarter revenues from the year-ago period was due to a 7.0% increase in comparable store sales from stores open more than one year, sales from five stores that opened during the third quarter of 2005, as well as sales from one store that was acquired during the third quarter 2006. Consolidated gross profit margin was 40.4% for the quarter compared to a margin of 39.1% for the same period in 2005. Consolidated net loss for the quarter was $1.5 million, or $0.07 per share, compared to consolidated net loss of $2.4 million, or $0.11 per share, for the third quarter in 2005. On a non-GAAP basis, net loss for the quarter before interest, taxes, depreciation and amortization (“EBITDA”) was $0.9 million compared to an EBITDA net loss of $2.0 million for the third quarter in 2005. Net loss on an EBITDA basis is calculated as net loss, as reported under United States generally accepted accounting principles (“GAAP”), plus net interest expense, plus depreciation and amortization. The schedule accompanying this release provides the reconciliation of net loss for the third quarters of 2006 and 2005 under GAAP to non-GAAP net loss on an EBITDA basis.

For the nine-month year-to-date period, consolidated revenues were $49.4 million, a 10.9% increase compared to $44.5 million for the first nine months of 2005. This year’s nine-month year-to-date consolidated revenues included a 2.6% increase in comparable store sales. Consolidated gross profit margin was 39.9% for the nine-month period compared to 39.9% for the same period in 2005. For the nine-month period, consolidated net loss was $3.5 million, or $0.16 per share, compared to consolidated net loss of $4.1 million, or $0.19 per share, for the same period in 2005. On a non-GAAP basis, EBITDA net loss for the nine-month period was $2.0 million compared to an EBITDA net loss of $3.0 million for the same period in 2005. Net loss on an EBITDA basis is calculated as net loss, as reported under GAAP, plus net interest expense, plus depreciation and amortization. The schedule accompanying this release provides the reconciliation of net loss for the nine-month periods in 2006 and 2005 under GAAP to net loss for the same nine-month periods on a non-GAAP, EBITDA basis.

In addition, iParty today announced that pursuant to its Supply Agreement with Amscan Inc., dated August 7, 2006, it had elected to convert $1,143,896 of extended payables originally due to Amscan as of August 8, 2006, and that it and Amscan had agreed to convert an additional $675,477 of iParty payables due to Amscan as of September 28, 2006 into a single subordinated promissory note in the total principal amount of $1,819,373.  The note will bear interest at the rate of 11.0% per annum and will be payable in thirty-six (36) equal monthly installments of principal and interest of $59,562.48 commencing on November 1, 2006, and on the first day of each month thereafter until October 1, 2009, when the entire remaining principal balance and all accrued interest shall be due and payable.

Sal Perisano, Chairman and Chief Executive Officer of iParty Corp., commented, “We made significant progress in the third quarter in a number of key areas which contributed to the improvement in our overall performance. First, we acquired a high volume store from Party City that performed very well for us in the third quarter. Second, we realized a 7.0% increase in comparable store sales that reflects our continued efforts to increase same store sales. Third, we realized a higher gross profit margin as a percentage of sales and lower general and administrative expenses. All of this resulted in a $1.5 million net loss for the third quarter, which is $0.9 million improvement over last year’s third quarter net loss.”

Mr. Perisano further commented, “We plan to continue to increase our comparable store sales and control expenses in the fourth quarter which includes our Halloween season sales which is our single most important sales period.”

About iParty Corp.

Headquartered in Dedham, Massachusetts, iParty Corp. (AMEX: IPT - news) is a party goods retailer that operates 51 iParty retail stores and licenses the operation of an Internet site for party goods and party planning at www.iparty.com. iParty’s aim is to make throwing a successful event both stress-free and fun.  With over 20,000 party supplies and costumes and an online party magazine and party-related content, iParty offers consumers a sophisticated, yet fun and easy-to-use, resource with an extensive assortment of products to customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues, and, of course, Halloween. iParty aims to offer reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion. Please visit our site at www.iparty.com.

Non-GAAP Financial Measures

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statement of cash flows of the company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Pursuant to the requirements of Regulation G, we have provided reconciliations of any non-GAAP financial measures we use to the most directly comparable GAAP financial measures. We believe that our presentation of EBITDA, which is a non-GAAP financial measure, is an important supplemental measure of operating performance to investors. The discussion below defines this term, why we believe it is a useful measure of our performance, and explains certain limitations on the use of non-GAAP financial measures such as our use of EBITDA.

EBITDA

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a commonly used measure of performance in our industry which we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles (“GAAP”), gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors. EBITDA is a non-GAAP financial measure and has been presented in this release because our management and the audit committee of our board of directors use this financial measure in monitoring and evaluating our ongoing financial results and trends. Our management and audit committee believe that this non-GAAP operating performance measure is useful for investors because it enhances investors’ ability to analyze trends in our business and compare our financial and operating performance to that of our peers.

Limitations on the Use of Non-GAAP Measures

The use of EBITDA has certain limitations. Our presentation of EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA.  Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity.  In particular, we have opened new stores through the expenditure of large amounts of capital funded with borrowings under our bank line of credit.  Our results of operations, therefore, reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes these expenses, provides helpful information about the operating performance of our business, but EBITDA does not purport to represent operating income (loss) or cash flow from operating activities, as those terms are defined under GAAP, and should not be considered as an alternative to those measurements as an indicator of our performance.

Accordingly, EBITDA should be used in addition to and in conjunction with results presented in accordance with GAAP and should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA reflects additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

RECONCILIATION OF NON-GAAP MEASURES

	For the quarter ended		For the nine months ended
	Sep 30, 2006	Sep 24, 2005	Sep 30, 2006	Sep 24, 2005
Net loss, as reported under GAAP	$(1,472,328)	$(2,410,661)	$(3,508,753)	$(4,122,552)

plus, Interest expense, net	222,285	150,960	549,806	382,540
plus, Depreciation and amortization	360,159	293,473	938,038	785,693

EBITDA, non-GAAP	$(889,884)	$(1,966,228)	$(2,020,909)	$(2,954,319)

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:   This release contains forward-looking statements that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections, including those about future store openings, future expectations of comparable store sales growth, improved gross margins, profitability and the industry and markets in which iParty operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing iParty’s expectations or beliefs as of any date subsequent to the date of this press release.  Important factors that may affect future operating results include, but are not limited to, economic and other developments such as unseasonable weather, that affect consumer confidence or consumer spending patterns, particularly those impacting the New England region, where 46 of our 51 stores our located, and particularly during the Halloween season, which is our single most important season; intense competition from other party supply stores and stores that merchandise and market party supplies, including big discount retailers, dollar store chains, and temporary Halloween merchandisers; the failure of any of our systems, including, without limitation, our newly-installed point-of-sale system and our existing merchandise management system, the latter of which was developed by a vendor who is no longer in business and which we are considering replacing in 2007; the success or failure of our efforts to implement our business growth and marketing strategies; our inability to obtain additional financing, if required, on terms and conditions acceptable to us; rising oil and gas prices which impact prices of petroleum-based/plastic products, which are a key raw material in much of our merchandise, affect our freight costs and those of our suppliers, and affect consumer confidence and spending patterns; third-party suppliers’ failure to fulfill their obligations to us; our ability or inability to meet our material contractual obligations with third parties;  the availability of retail store space on reasonable lease terms; compliance with evolving federal securities, accounting, and stock exchange rules and regulations applicable to publicly-traded companies listed on the American Stock Exchange. For a discussion of these and other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” of iParty’s most recently filed Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and its subsequently filed Quarterly Reports on Form 10-Q.

iPARTY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended		For the nine months ended
	Sep 30, 2006	Sep 24, 2005	Sep 30, 2006	Sep 24, 2005
Revenues	$17,240,535	$14,839,051	$49,373,503	$44,516,336
Operating costs:
Cost of products sold	10,266,805	9,042,165	29,662,875	26,752,342
Marketing and sales	6,583,780	6,204,540	17,931,894	16,316,817
General and administrative	1,639,993	1,852,047	4,737,681	5,187,189

Operating loss	(1,250,043)	(2,259,701)	(2,958,947)	(3,740,012)

Interest expense, net	(222,285)	(150,960)	(549,806)	(382,540)

Net loss	$(1,472,328)	$(2,410,661)	$(3,508,753)	$(4,122,552)

Loss per share:
Basic and diluted	$(0.07)	$(0.11)	$(0.16)	$(0.19)

Weighted-average shares outstanding:
Basic and diluted	22,555,333	22,147,063	22,549,026	22,123,289

iPARTY CORP.
CONSOLIDATED BALANCE SHEETS

	Sep 30, 2006	Dec 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$1,045,214	$699,194
Restricted cash	797,428	651,617
Accounts receivable	971,586	1,246,545
Inventory, net	16,775,354	13,251,307
Prepaid expenses and other assets	2,103,304	548,114
Total current assets	21,692,886	16,396,777
Property and equipment, net	4,831,461	5,187,099
Intangible assets, net	2,267,986	—
Other assets	105,646	133,200
Total assets	$28,897,979	$21,717,076

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,622,217	$4,695,094
Accrued expenses	2,844,659	2,532,238
Current portion of capital lease obligations	449,311	442,358
Current notes payable	541,514	—
Borrowings under line of credit	5,306,358	6,635,874
Total current liabilities	20,764,059	14,305,564

Long-term liabilities:
Capital lease obligations, net of current portion	65,867	426,995
Notes payable	3,781,254	—
Other liabilities	836,058	669,003
Total long-term liabilities	4,683,179	1,095,998

Commitments and contingencies

Convertible preferred stock	13,808,650	13,816,101
Common stock	22,564	22,537
Additional paid-in capital	51,623,060	50,971,656
Accumulated deficit	(62,003,533)	(58,494,780)
Total stockholders’ equity	3,450,741	6,315,514

Total liabilities and stockholders’ equity	$28,897,979	$21,717,076

Contact:
iParty Corp.
Patrick Farrell, 781-355-3717
pfarrell@iparty.com